CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$10,000,000	$558.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
*	This additional filing fee relates solely to the additional issuance of $10,000,000 Securities (CUSIP: 06739JRQ8). A filing fee of $279.00 for the issuance of $5,000,000 Securities (CUSIP: 06739JRQ8) was previously paid in connection with the filing dated August 31, 2009 and an additional filing fee of $558.00 for the issuance of $10,000,000 Securities (CUSIP: 06739JRQ8) was previously paid in connection with the filing dated September 17, 2009. The new aggregate issuance amount of the Securities is $25,000,000.

Pricing Supplement	Filed Pursuant to Rule 424(b)(3)
(To the Prospectus dated February 10, 2009, and the Prospectus Supplement dated February 10, 2009)	Registration No. 333-145845
August 26, 2009, as amended as of October 15, 2009

BARCLAYS BANK PLC

Barclays Reverse Convertible NotesSM	All Asset Classes and Structures Under One RoofSM

Terms used in this pricing supplement are described or defined in the prospectus supplement. The reverse convertible notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this pricing supplement. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

Each reference asset below is in the form of a linked share and represents a separate Note offering. The purchaser of a Note will acquire a security linked to a single linked share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•	Issuer: Barclays Bank PLC (Rated AA-/Aa3)‡

•	Issue date: August 31, 2009

•	Initial valuation date: August 26, 2009

•	Final valuation date: August 25, 2010

•	Maturity date: August 30, 2010

•	Final price: Closing price of the linked share on the final valuation date.

•	Protection price: The protection level multiplied by the initial price.
•	Interest payment dates: Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

•	Initial public offering price: 100%

•	Tax allocation of coupon rate:

Deposit income*: 1.07%

Put premium: The coupon rate minus the deposit income.

‡

The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A (the “Program”) by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Program is rated AA - by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

The following terms relate to the specific Note offering for each respective linked share:

Linked Share	Initial Share Price	Page Number	Ticker Symbol	Principal Amount		Coupon Rate*	Protection Level	Percentage Proceeds to Issuer	Aggregate Proceeds to Issuer	Percentage Discount or Commission**	Aggregate Discount or Commission	Note Issuance#	CUSIP/ISIN
Apple Inc.	$167.41	PS-8	AAPL	$4,000,000		9.00%	75.00%	97.50%	$3,900,000	2.50%	$100,000	E-3512	06739JRF2/ US06739JRF20
Barrick Gold Corporation	$34.20	PS-10	ABX	$4,000,000		10.50%	75.00%	97.50%	$3,900,000	2.50%	$100,000	E-3513	06739JRG0/ US06739JRG03
Comcast Corporation	$15.14	PS-12	CMCSA	$4,000,000		9.25%	75.00%	97.50%	$3,900,000	2.50%	$100,000	E-3514	06739JRH8/ US06739JRH85
JPMorgan Chase & Co.	$43.30	PS-14	JPM	$5,000,000		9.00%	75.00%	97.50%	$4,875,000	2.50%	$125,000	E-3517	06739JRL9/ US06739JRL97
Monsanto Company	$83.98	PS-16	MON	$25,000,000	***	9.00%	75.00%	97.50%	$24,375,000	2.50%	$625,000	E-3519	06739JRN5/ US06739JRN53
Merck & Co., Inc.	$32.68	PS-18	MRK	$4,000,000		9.00%	80.00%	97.50%	$3,900,000	2.50%	$100,000	E-3520	06739JRP0/ US06739JRP02
Target Corporation	$47.42	PS-20	TGT	$15,000,000		9.00%	75.00%	97.50%	$14,625,000	2.50%	$375,000	E-3521	06739JRQ8/ US06739JRQ84
U.S. Bancorp	$22.11	PS-22	USB	$14,000,000		9.00%	75.00%	97.50%	$13,650,000	2.50%	$350,000	E-3523	06739JRS4/ US06739JRS41

*	Annualized Rate
**	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.50% of the principal amount of the notes, or $25.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.
***	The aggregate principal amount of $25,000,000 includes an issuance of $10,000,000 aggregate principal amount of the Notes on September 17, 2009 and an additional issuance of $10,000,000 aggregate principal amount of the Notes on October 16, 2009. The original $5,000,000 aggregate principal amount of the Notes was issued on August 31, 2009. The Notes further issued will have the same CUSIP and ISIN numbers as the Notes originally issued.

See “Risk Factors” in this pricing supplement and beginning on page S-5 of the prospectus supplement for a description of risks relating to an investment in the Notes.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

GENERAL TERMS FOR EACH NOTES OFFERING

This pricing supplement relates to separate Note offerings, each linked to a different linked share. The purchaser of a Note will acquire a security linked to a single linked share (not to a basket or index of linked shares) identified on the cover page. Although each Note offering relates only to the individual linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked shares or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

Prospectus Supplement dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”). The Program is rated AA - by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and is not a recommendation to buy, sell or hold securities.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-5 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

Barclays Wealth, the wealth management division of Barclays Capital Inc., may sell the Notes to certain of its customers and may receive compensation from Barclays Bank PLC in this capacity, which may create a potential conflict of interest. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity in connection with your purchase of the Notes—Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

Return Limited to Coupon—Your return is limited to the coupon payments. You will not participate in any appreciation in the value of the linked share.

No Secondary Market—Upon issuance, the Notes will not have an established trading market.

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the final valuation date, the initial price, the final price, the protection level, the protection price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds.

Taxes—We intend to treat each Note as a put option written by you in respect of the reference asset and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

SUMMARY

Principal Payment at Maturity

A $1,000 investment in the Notes will pay $1,000 at maturity unless: (a) the final price of the linked shares is lower than the initial price of the linked shares; and (b) between the initial valuation date and the final valuation date, inclusive, the closing price of the linked shares on any day is below the protection price.

If the conditions described in (a) and (b) are both true, at maturity you will receive, at our election, instead of the full principal amount of your Notes, either (i) the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (ii) a cash amount equal to the principal amount you invested reduced by the percentage decrease in the price of the linked shares.

If you receive shares of the linked shares in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked shares you receive, which could be substantially less than the value of your original investment. You may lose some or all of your principal if you invest in the Notes.

Interest

The Notes will bear interest, if any, from the issue date specified on the front cover at the coupon rate specified on the front cover of this pricing supplement. The interest paid, if any, will include interest accrued from the issue date or the prior interest payment date, as the case may be, to, but excluding, the relevant interest payment date or maturity date. No interest will accrue and be payable on your Notes after the maturity date specified on the front cover if such maturity date is extended or if the final valuation date is extended. A “business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the principal securities market for the linked share or banking institutions in New York City, generally, are authorized or obligated by law, regulation or executive order to close. See generally “Interest Mechanics” in the prospectus supplement.

Physical Delivery Amount

The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your Notes by the initial price of the linked shares. The physical delivery amount, the initial price of the linked shares and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at maturity for an amount equal to the Deposit (as defined below), plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the Deposit, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. Because the term of the Notes is less than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations. However, because under certain circumstances, the Notes may be outstanding for more than one year, it is possible that the Deposit may not be treated as short-term obligations. In that event, the U.S. federal income tax treatment of the Deposit would be described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Payments of Interest” in the accompanying prospectus supplement.

On the cover page we have determined the yield on the Deposit and the Put Premium, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of certain notes (which may include the Notes). According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of such notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.

It is possible, however, that under such guidance, holders of such notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code (which are discussed further in the prospectus supplement) might be applied to such instruments. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the notice and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the Notes.

We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information” with respect to linked shares that are exchange-traded funds. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by a company issuing a linked share can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the linked shares comes from the issuers’ respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of Hypothetical Examples

Each linked share described below contains a Table of Hypothetical Values at Maturity, based on the assumptions outlined for each linked share, which demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the linked shares, based on certain percentage changes between the initial price and final price of the linked shares (prior to the deduction of any applicable brokerage fees or charges).

In each Table of Hypothetical Values at Maturity some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in each table were determined.

On the final valuation date, the final price of the linked shares is determined.

If the final price of the linked shares is at or above its initial price, you will receive a payment at maturity of $1,000, regardless of whether the protection price was ever reached or breached during the term of the Notes.

If the final price of the linked shares is below its initial price but the closing price of the linked shares never fell below the protection price during the term of the Notes, you will receive a payment at maturity of $1,000.

If the final price of the linked shares is below its initial price and the closing price of the linked shares fell below the protection price during the term of the Notes, you will receive, at our election, either (a) a number of shares equal to the physical delivery amount, plus a cash amount equal to the fractional shares multiplied by the final price or (b) the cash amount equal to the principal amount that you invested reduced by the percentage decrease in the price of the linked shares.

In any case, you would also have received the applicable interest payments during the term of the Notes. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon yield on the Notes exceeds the dividend yield on the linked shares, the total return on the Notes would be higher relative to the total return of an investment in the linked shares.

If you had invested directly in the linked shares for the same period, you would have received total cash payments representing the number of shares of the linked shares you could have purchased with your $1,000 investment on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of the linked shares. In addition, investors will realize a payment in respect of dividends which will equal the dividend yield multiplied by the $1,000 investment. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial valuation date and is held constant regardless of the final price of the linked shares.

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon yield on the Notes was less than the dividend yield on the linked shares, the total return on the Notes would be lower relative to the total return of an investment in the linked shares.

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the linked shares is set forth below in the Table of Hypothetical Values at Maturity.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

Apple Inc.

According to publicly available information, Apple Inc. (the “Company”) designs, manufactures, and markets personal computers, portable digital music players, and mobile communication devices and sells a variety of related software, services, peripherals, and networking solutions. The Company sells its products worldwide through its online stores, its retail stores, its direct sales force, and third-party wholesalers, resellers, and value-added resellers. In addition, the Company sells a variety of third-party Macintosh® (“Mac”), iPod® and iPhone™ compatible products, including application software, printers, storage devices, speakers, headphones, and various other accessories and peripherals through its online and retail stores, and digital content through the iTunes Store®. The Company sells to consumer, small and mid-sized business (“SMB”), education, enterprise, government, and creative customers.

At the end of fiscal 2008, the Company had opened a total of 247 retail stores, including 205 stores in the U.S. and a total of 42 stores internationally. The Company has typically located its stores at high-traffic locations in quality shopping malls and urban shopping districts.

The linked share’s SEC file number is 000-10030.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2003	$11.66	$9.26	$10.32
December 31, 2003	$12.50	$9.63	$10.69
March 31, 2004	$14.07	$10.59	$13.53
June 30, 2004	$17.10	$12.75	$16.27
September 30, 2004	$19.64	$14.37	$19.38
December 31, 2004	$34.79	$18.83	$32.20
March 31, 2005	$45.44	$31.30	$41.67
June 30, 2005	$44.44	$33.11	$36.81
September 30, 2005	$54.56	$36.29	$53.61
December 30, 2005	$75.46	$47.87	$71.89
March 31, 2006	$87.05	$57.67	$62.72
June 30, 2006	$73.38	$55.41	$57.12
September 29, 2006	$77.78	$50.35	$77.03
December 29, 2006	$93.15	$72.60	$84.84
March 30, 2007	$97.80	$81.90	$92.91
June 29, 2007	$127.60	$89.60	$122.04
September 28, 2007	$155.00	$111.62	$153.54
December 31, 2007	$202.96	$150.64	$198.08
March 31, 2008	$200.20	$115.44	$143.50
June 30, 2008	$192.24	$144.54	$167.44
September 30, 2008	$180.91	$100.61	$113.66
December 31, 2008	$116.40	$79.16	$85.35
March 31, 2009	$109.90	$78.20	$105.12
June 30, 2009	$146.40	$103.90	$142.43
August 26, 2009*	$170.92	$134.42	$167.41

*	High, low and closing prices are for the period starting July 1, 2009 and ending August 26, 2009.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: AAPL

Initial price: $167.41

Protection level: 75.00%

Protection price: $125.56

Physical delivery amount: 5 ($1,000/Initial price)

Fractional shares: 0.973359

Coupon: 9.00% per annum

Maturity: August 30, 2010

Dividend yield: 0.00% per annum

Coupon amount per monthly: $7.50

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.00%		100.00%
+ 90%	9.00%		90.00%
+ 80%	9.00%		80.00%
+ 70%	9.00%		70.00%
+ 60%	9.00%		60.00%
+ 50%	9.00%		50.00%
+ 40%	9.00%		40.00%
+ 30%	9.00%		30.00%
+ 20%	9.00%		20.00%
+ 10%	9.00%		10.00%
+ 5%	9.00%		5.00%

0%	9.00%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.00%	4.00%	-5.00%
- 10%	9.00%	-1.00%	-10.00%
- 20%	9.00%	-11.00%	-20.00%
- 30%	N/A	-21.00%	-30.00%
- 40%	N/A	-31.00%	-40.00%
- 50%	N/A	-41.00%	-50.00%
- 60%	N/A	-51.00%	-60.00%
- 70%	N/A	-61.00%	-70.00%
- 80%	N/A	-71.00%	-80.00%
- 90%	N/A	-81.00%	-90.00%
- 100%	N/A	-91.00%	-100.00%

Barrick Gold Corporation

According to publicly available information, Barrick Gold Corporation (the “Company”) is a gold mining company. The Company is governed by the Business Corporations Act (Ontario) resulting from the amalgamation, effective July 14, 1984 under the laws of the Province of Ontario, of Camflo Mines Limited, Bob-Clare Investments Limited and the former Barrick Resources Corporation. A significant portion of the Company’s business is carried on through its subsidiaries.

The Company entered the gold mining business in 1983 and, as of March 30, 2009, has operating mines or projects in Canada, the United States, Dominican Republic, Australia, Papua New Guinea, Peru, Chile, Argentina, Pakistan, Russia, South Africa and Tanzania. The Company’s principal products and sources of earnings are gold and copper.

The Company’s head and registered office is located at Brookfield Place, TD Canada Trust Tower, 161 Bay Street, Suite 3700, Toronto, Ontario, M5J 2S1.

The linked share’s SEC file number is 001-9059.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2003	$21.13	$16.67	$18.83
December 31, 2003	$23.15	$18.35	$22.71
March 31, 2004	$23.89	$19.15	$23.78
June 30, 2004	$24.15	$18.07	$19.75
September 30, 2004	$21.15	$18.14	$21.04
December 31, 2004	$25.52	$20.17	$24.22
March 31, 2005	$26.32	$21.27	$23.96
June 30, 2005	$25.90	$21.09	$25.03
September 30, 2005	$29.95	$23.35	$29.05
December 30, 2005	$29.12	$24.58	$27.87
March 31, 2006	$32.14	$25.13	$27.24
June 30, 2006	$35.93	$26.70	$29.60
September 29, 2006	$34.47	$27.61	$30.72
December 29, 2006	$31.63	$27.64	$30.70
March 30, 2007	$32.56	$26.94	$28.55
June 29, 2007	$31.48	$27.71	$29.07
September 28, 2007	$41.13	$28.94	$40.28
December 31, 2007	$47.71	$37.05	$42.05
March 31, 2008	$54.74	$41.54	$43.45
June 30, 2008	$46.20	$37.00	$45.50
September 30, 2008	$52.47	$26.03	$36.74
December 31, 2008	$39.23	$17.95	$36.77
March 31, 2009	$40.90	$25.54	$32.42
June 30, 2009	$38.96	$27.09	$33.55
August 26, 2009*	$36.71	$30.67	$34.20

*	High, low and closing prices are for the period starting July 1, 2009 and ending August 26, 2009.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: ABX

Initial price: $34.20

Protection level: 75.00%

Protection price: $25.65

Physical delivery amount: 29 ($1,000/Initial price)

Fractional shares: 0.239766

Coupon: 10.50% per annum

Maturity: August 30, 2010

Dividend yield: 1.16% per annum

Coupon amount per monthly: $8.75

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	10.50%		101.16%
+ 90%	10.50%		91.16%
+ 80%	10.50%		81.16%
+ 70%	10.50%		71.16%
+ 60%	10.50%		61.16%
+ 50%	10.50%		51.16%
+ 40%	10.50%		41.16%
+ 30%	10.50%		31.16%
+ 20%	10.50%		21.16%
+ 10%	10.50%		11.16%
+ 5%	10.50%		6.16%

0%	10.50%		1.16%

	Protection Price Ever Breached?
	NO	YES
- 5%	10.50%	5.50%	-3.84%
- 10%	10.50%	0.50%	-8.84%
- 20%	10.50%	-9.50%	-18.84%
- 30%	N/A	-19.50%	-28.84%
- 40%	N/A	-29.50%	-38.84%
- 50%	N/A	-39.50%	-48.84%
- 60%	N/A	-49.50%	-58.84%
- 70%	N/A	-59.50%	-68.84%
- 80%	N/A	-69.50%	-78.84%
- 90%	N/A	-79.50%	-88.84%
- 100%	N/A	-89.50%	-98.84%

Comcast Corporation

According to publicly available information, Comcast Corporation (the “Company”) is a leading provider of cable services in the United States and offers a variety of entertainment, information and communications services to residential and commercial customers. As of December 31, 2008, the Company’s cable systems served approximately 24.2 million video subscribers, 14.9 million high-speed Internet subscribers and 6.5 million phone subscribers and passed approximately 50.6 million homes in 39 states and the District of Columbia. The Company was incorporated under the laws of Pennsylvania in December 2001. Through the Company’s predecessors (including its immediate predecessor, Comcast Holdings), it has developed, managed and operated cable systems since 1963.

The Company’s other business interests include Comcast Interactive Media and Comcast Spectacor. Comcast Interactive Media develops and operates Comcast’s Internet businesses focused on entertainment, information and communication, including Comcast.net, Fancast, thePlatform, Fandango, Plaxo and DailyCandy. Comcast Spectacor owns two professional sports teams and two large, multipurpose arenas, and manages other facilities for sporting events, concerts and other events.

The linked share’s SEC file number is: 001-32871.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2003	$22.43	$18.79	$20.59
December 31, 2003	$22.75	$20.28	$21.91
March 31, 2004	$24.33	$18.51	$19.16
June 30, 2004	$21.10	$17.82	$18.69
September 30, 2004	$19.28	$17.50	$18.83
December 31, 2004	$22.22	$18.44	$22.19
March 31, 2005	$23.00	$20.69	$22.52
June 30, 2005	$22.69	$20.37	$20.47
September 30, 2005	$21.54	$19.09	$19.59
December 30, 2005	$19.56	$17.20	$17.31
March 31, 2006	$18.97	$16.90	$17.44
June 30, 2006	$22.37	$17.47	$21.83
September 29, 2006	$24.77	$20.67	$24.57
December 29, 2006	$28.94	$24.17	$28.22
March 30, 2007	$30.18	$24.73	$25.95
June 29, 2007	$28.84	$25.60	$28.12
September 28, 2007	$29.41	$23.08	$24.18
December 31, 2007	$24.39	$17.37	$18.26
March 31, 2008	$20.69	$16.11	$19.34
June 30, 2008	$22.86	$18.48	$18.97
September 30, 2008	$22.54	$17.88	$19.63
December 31, 2008	$19.61	$12.50	$16.88
March 31, 2009	$18.10	$11.10	$13.64
June 30, 2009	$17.06	$13.18	$14.49
August 26, 2009*	$15.68	$13.04	$15.14

*	High, low and closing prices are for the period starting July 1, 2009 and ending August 26, 2009.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: CMCSA

Initial price: $15.14

Protection level: 75.00%

Protection price: $11.36

Physical delivery amount: 66 ($1,000/Initial price)

Fractional shares: 0.050198

Coupon: 9.25% per annum

Maturity: August 30, 2010

Dividend yield: 1.67% per annum

Coupon amount per monthly: $7.71

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.25%		101.67%
+ 90%	9.25%		91.67%
+ 80%	9.25%		81.67%
+ 70%	9.25%		71.67%
+ 60%	9.25%		61.67%
+ 50%	9.25%		51.67%
+ 40%	9.25%		41.67%
+ 30%	9.25%		31.67%
+ 20%	9.25%		21.67%
+ 10%	9.25%		11.67%
+ 5%	9.25%		6.67%

0%	9.25%		1.67%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.25%	4.25%	-3.33%
- 10%	9.25%	-0.75%	-8.33%
- 20%	9.25%	-10.75%	-18.33%
- 30%	N/A	-20.75%	-28.33%
- 40%	N/A	-30.75%	-38.33%
- 50%	N/A	-40.75%	-48.33%
- 60%	N/A	-50.75%	-58.33%
- 70%	N/A	-60.75%	-68.33%
- 80%	N/A	-70.75%	-78.33%
- 90%	N/A	-80.75%	-88.33%
- 100%	N/A	-90.75%	-98.33%

JPMorgan Chase & Co.

According to publicly available information, JPMorgan Chase & Co. (the “Company”) is a financial holding company incorporated under Delaware law in 1968. The Company is one of the largest banking institutions in the United States, with $2.2 trillion in assets, $166.9 billion in stockholders’ equity and operations worldwide as of December 31, 2008.

The Company’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with branches in 17 states, and Chase Bank USA, National Association, a national banking association that is the Company’s credit card-issuing bank. The Company’s principal non-bank subsidiary is J.P. Morgan Securities Inc., its U.S. investment banking firm. The bank and non-bank subsidiaries of the Company operate nationally as well as through overseas branches and subsidiaries, representative offices and subsidiary foreign banks.

The Company’s website is www.jpmorganchase.com.

The linked share’s SEC file number is: 001-05805.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2003	$37.90	$32.40	$34.33
December 31, 2003	$36.99	$34.48	$36.73
March 31, 2004	$43.84	$36.31	$41.95
June 30, 2004	$42.56	$34.62	$38.77
September 30, 2004	$40.25	$35.50	$39.73
December 31, 2004	$40.45	$36.35	$39.01
March 31, 2005	$39.65	$34.35	$34.60
June 30, 2005	$36.49	$33.36	$35.32
September 30, 2005	$35.95	$33.32	$33.93
December 30, 2005	$40.56	$32.98	$39.69
March 31, 2006	$42.42	$37.88	$41.64
June 30, 2006	$46.80	$39.34	$42.00
September 29, 2006	$47.49	$40.40	$46.96
December 29, 2006	$49.00	$45.51	$48.30
March 30, 2007	$51.95	$45.91	$48.38
June 29, 2007	$53.25	$47.70	$48.45
September 28, 2007	$50.48	$42.18	$45.82
December 31, 2007	$48.02	$40.15	$43.65
March 31, 2008	$49.28	$36.02	$42.95
June 30, 2008	$49.75	$33.96	$34.31
September 30, 2008	$48.35	$29.25	$46.70
December 31, 2008	$50.50	$19.69	$31.53
March 31, 2009	$31.64	$14.96	$26.58
June 30, 2009	$38.94	$25.32	$34.11
August 26, 2009*	$44.24	$31.59	$43.30

*	High, low and closing prices are for the period starting July 1, 2009 and ending August 26, 2009.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: JPM

Initial price: $43.30

Protection level: 75.00%

Protection price: $32.48

Physical delivery amount: 23 ($1,000/Initial price)

Fractional shares: 0.094688

Coupon: 9.00% per annum

Maturity: August 30, 2010

Dividend yield: 1.98% per annum

Coupon amount per monthly: $7.50

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.00%		101.98%
+ 90%	9.00%		91.98%
+ 80%	9.00%		81.98%
+ 70%	9.00%		71.98%
+ 60%	9.00%		61.98%
+ 50%	9.00%		51.98%
+ 40%	9.00%		41.98%
+ 30%	9.00%		31.98%
+ 20%	9.00%		21.98%
+ 10%	9.00%		11.98%
+ 5%	9.00%		6.98%

0%	9.00%		1.98%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.00%	4.00%	-3.02%
- 10%	9.00%	-1.00%	-8.02%
- 20%	9.00%	-11.00%	-18.02%
- 30%	N/A	-21.00%	-28.02%
- 40%	N/A	-31.00%	-38.02%
- 50%	N/A	-41.00%	-48.02%
- 60%	N/A	-51.00%	-58.02%
- 70%	N/A	-61.00%	-68.02%
- 80%	N/A	-71.00%	-78.02%
- 90%	N/A	-81.00%	-88.02%
- 100%	N/A	-91.00%	-98.02%

Monsanto Company

According to publicly available information, Monsanto Company, (the “Company”), along with its subsidiaries, is a global provider of agricultural products for farmers. The Company’s business consists of two segments: Seeds and Genomics and Agricultural Productivity. The Seeds and Genomics segment produces the seed brands DEKALB, Asgrow, Deltapine, Seminis, and De Ruiter and develops biotechnology traits that assist farmers in controlling insects and weeds. The Agricultural Productivity segment manufactures Roundup brand herbicides and other herbicides and provides lawn-and-garden herbicide products for the residential market.

The Company has a worldwide distribution and sales and marketing organization for its seeds and traits. It sells its products under Monsanto brands and licenses them to others for sale under their own brands. Through distributors, independent retailers and dealers, agricultural cooperatives, plant raisers, and agents, the Company markets its DEKALB, Asgrow and Deltapine branded germplasm to farmers in every agricultural region of the world.

The linked share’s SEC file number is 001-16167.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2003	$13.25	$10.43	$11.97
December 31, 2003	$14.45	$11.54	$14.39
March 31, 2004	$18.38	$14.04	$18.34
June 30, 2004	$19.25	$15.68	$19.25
September 30, 2004	$19.00	$17.08	$18.21
December 31, 2004	$28.22	$17.70	$27.78
March 31, 2005	$32.50	$25.05	$32.25
June 30, 2005	$34.40	$27.83	$31.44
September 30, 2005	$34.58	$27.80	$31.38
December 30, 2005	$39.93	$28.19	$38.77
March 31, 2006	$44.18	$39.12	$42.38
June 30, 2006	$44.88	$37.92	$42.10
September 29, 2006	$48.45	$40.93	$47.01
December 29, 2006	$53.49	$42.75	$52.53
March 30, 2007	$57.08	$49.10	$54.96
June 29, 2007	$68.81	$54.34	$67.54
September 28, 2007	$86.89	$58.50	$85.74
December 31, 2007	$116.24	$82.51	$111.69
March 31, 2008	$129.28	$90.86	$111.50
June 30, 2008	$145.17	$104.60	$126.44
September 30, 2008	$126.90	$92.74	$98.98
December 31, 2008	$100.69	$63.47	$70.35
March 31, 2009	$87.92	$69.63	$83.10
June 30, 2009	$93.35	$73.57	$74.34
August 26, 2009*	$87.27	$70.09	$83.98

*	High, low and closing prices are for the period starting July 1, 2009 and ending August 26, 2009.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: MON

Initial price: $83.98

Protection level: 75.00%

Protection price: $62.99

Physical delivery amount: 11 ($1,000/Initial price)

Fractional shares: 0.907597

Coupon: 9.00% per annum

Maturity: August 30, 2010

Dividend yield: 1.19% per annum

Coupon amount per monthly: $7.50

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.00%		101.19%
+ 90%	9.00%		91.19%
+ 80%	9.00%		81.19%
+ 70%	9.00%		71.19%
+ 60%	9.00%		61.19%
+ 50%	9.00%		51.19%
+ 40%	9.00%		41.19%
+ 30%	9.00%		31.19%
+ 20%	9.00%		21.19%
+ 10%	9.00%		11.19%
+ 5%	9.00%		6.19%

0%	9.00%		1.19%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.00%	4.00%	-3.81%
- 10%	9.00%	-1.00%	-8.81%
- 20%	9.00%	-11.00%	-18.81%
- 30%	N/A	-21.00%	-28.81%
- 40%	N/A	-31.00%	-38.81%
- 50%	N/A	-41.00%	-48.81%
- 60%	N/A	-51.00%	-58.81%
- 70%	N/A	-61.00%	-68.81%
- 80%	N/A	-71.00%	-78.81%
- 90%	N/A	-81.00%	-88.81%
- 100%	N/A	-91.00%	-98.81%

Merck & Co., Inc.

According to publicly available information, Merck & Co., Inc. (the “Company”) is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health. The Company’s operations are principally managed on a products basis and are comprised of two reportable segments: the Pharmaceutical segment and the Vaccines and Infectious Disease segment. The Pharmaceutical segment includes human health pharmaceutical products marketed either directly or through joint ventures. These products consist of therapeutic and preventive agents, sold by prescription, for the treatment of human disorders. The Company sells these human health pharmaceutical products primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations, pharmacy benefit managers and other institutions. The Vaccines and Infectious Disease segment includes human health vaccine and infectious disease products marketed either directly or, in the case of vaccines, also through a joint venture. Vaccine products consist of preventative pediatric, adolescent and adult vaccines, primarily administered at physician offices. The Company sells these human health vaccines primarily to physicians, wholesalers, physician distributors and government entities. Infectious disease products consist of therapeutic agents for the treatment of infection sold primarily to drug wholesalers and retailers, hospitals and government agencies.

The linked share’s SEC file number is: 1-3305.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2003	$59.33	$49.48	$50.62
December 31, 2003	$51.50	$40.59	$46.20
March 31, 2004	$49.33	$42.85	$44.19
June 30, 2004	$48.78	$44.28	$47.50
September 30, 2004	$47.73	$32.65	$33.00
December 31, 2004	$34.24	$25.60	$32.14
March 31, 2005	$32.61	$27.50	$32.37
June 30, 2005	$35.36	$30.40	$30.80
September 30, 2005	$32.34	$26.97	$27.21
December 30, 2005	$32.51	$25.50	$31.81
March 31, 2006	$36.65	$31.82	$35.23
June 30, 2006	$36.84	$32.75	$36.43
September 29, 2006	$42.50	$35.30	$41.90
December 29, 2006	$46.33	$41.24	$43.60
March 30, 2007	$46.55	$42.35	$44.17
June 29, 2007	$55.14	$44.52	$49.80
September 28, 2007	$53.73	$48.11	$51.69
December 31, 2007	$61.62	$51.44	$58.11
March 31, 2008	$61.18	$36.84	$37.95
June 30, 2008	$42.24	$34.49	$37.69
September 30, 2008	$38.90	$30.34	$31.56
December 31, 2008	$32.44	$22.82	$30.40
March 31, 2009	$31.64	$20.10	$26.75
June 30, 2009	$28.05	$22.33	$27.96
August 26, 2009*	$33.05	$26.13	$32.68

*	High, low and closing prices are for the period starting July 1, 2009 and ending August 26, 2009.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: MRK

Initial price: $32.68

Protection level: 80.00%

Protection price: $26.14

Physical delivery amount: 30 ($1,000/Initial price)

Fractional shares: 0.599755

Coupon: 9.00% per annum

Maturity: August 30, 2010

Dividend yield: 4.62% per annum

Coupon amount per monthly: $7.50

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.00%		104.62%
+ 90%	9.00%		94.62%
+ 80%	9.00%		84.62%
+ 70%	9.00%		74.62%
+ 60%	9.00%		64.62%
+ 50%	9.00%		54.62%
+ 40%	9.00%		44.62%
+ 30%	9.00%		34.62%
+ 20%	9.00%		24.62%
+ 10%	9.00%		14.62%
+ 5%	9.00%		9.62%

0%	9.00%		4.62%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.00%	4.00%	-0.38%
- 10%	9.00%	-1.00%	-5.38%
- 20%	9.00%	-11.00%	-15.38%
- 30%	N/A	-21.00%	-25.38%
- 40%	N/A	-31.00%	-35.38%
- 50%	N/A	-41.00%	-45.38%
- 60%	N/A	-51.00%	-55.38%
- 70%	N/A	-61.00%	-65.38%
- 80%	N/A	-71.00%	-75.38%
- 90%	N/A	-81.00%	-85.38%
- 100%	N/A	-91.00%	-95.38%

Target Corporation

According to publicly available information, Target Corporation (the “Company”) was incorporated in Minnesota in 1902. As of January 31, 2009, it as two reportable segments: Retail and Credit Card.

The Retail Segment includes all of the Company’s merchandising operations, including its large-format general merchandise and food discount stores in the United States and its fully integrated online business. As a component of the Retail Segment, the Company’s online business strategy is designed to enable guests to purchase products seamlessly either online or by locating them in one of the Company’s stores with the aid of on-line research and location tools.

The Credit Card Segment offers credit to qualified guests through the Company’s branded proprietary credit cards, the Target Visa and the Target Card.

The Company operates Target general merchandise stores with a wide assortment of general merchandise and a more limited assortment of food items, as well as SuperTarget stores with a full line of food and general merchandise items. Target.com offers a wide assortment of general merchandise including many items found in the Company’s stores and a complementary assortment, such as extended sizes and colors, sold only on-line. A significant portion of its sales is from national brand merchandise. In addition, the Company sells merchandise under private-label brands including, but not limited to, Archer Farms®, Choxie™, Circo®, Embark®, Gilligan & O’Malley®, Kool Toyz®, Market Pantry®, Merona®, ProSpirit®, Room Essentials™, Target Limited Edition, Trutech® and Xhilaration® .

The linked share’s SEC file number is 001-06049.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2003	$41.79	$36.75	$37.63
December 31, 2003	$40.90	$36.19	$38.40
March 31, 2004	$45.85	$36.65	$45.04
June 30, 2004	$46.89	$41.25	$42.47
September 30, 2004	$46.90	$40.03	$45.25
December 31, 2004	$54.14	$45.30	$51.93
March 31, 2005	$53.20	$47.76	$50.02
June 30, 2005	$56.24	$45.55	$54.41
September 30, 2005	$60.00	$49.93	$51.93
December 30, 2005	$59.01	$50.78	$54.97
March 31, 2006	$55.85	$51.93	$52.01
June 30, 2006	$55.13	$47.26	$48.87
September 29, 2006	$56.67	$44.85	$55.25
December 29, 2006	$60.31	$54.60	$57.05
March 30, 2007	$64.73	$56.61	$59.26
June 29, 2007	$65.07	$56.80	$63.60
September 28, 2007	$70.75	$56.06	$63.57
December 31, 2007	$68.50	$48.85	$50.00
March 31, 2008	$57.32	$47.25	$50.68
June 30, 2008	$55.71	$46.34	$46.49
September 30, 2008	$59.22	$42.34	$49.05
December 31, 2008	$48.75	$25.60	$34.53
March 31, 2009	$38.60	$25.00	$34.39
June 30, 2009	$44.90	$33.30	$39.47
August 26, 2009*	$47.68	$36.36	$47.42

*	High, low and closing prices are for the period starting July 1, 2009 and ending August 26, 2009.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: TGT

Initial price: $47.42

Protection level: 75.00%

Protection price: $35.57

Physical delivery amount: 21 ($1,000/Initial price)

Fractional shares: 0.088148

Coupon: 9.00% per annum

Maturity: August 30, 2010

Dividend yield: 1.37% per annum

Coupon amount per monthly: $7.50

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.00%		101.37%
+ 90%	9.00%		91.37%
+ 80%	9.00%		81.37%
+ 70%	9.00%		71.37%
+ 60%	9.00%		61.37%
+ 50%	9.00%		51.37%
+ 40%	9.00%		41.37%
+ 30%	9.00%		31.37%
+ 20%	9.00%		21.37%
+ 10%	9.00%		11.37%
+ 5%	9.00%		6.37%

0%	9.00%		1.37%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.00%	4.00%	-3.63%
- 10%	9.00%	-1.00%	-8.63%
- 20%	9.00%	-11.00%	-18.63%
- 30%	N/A	-21.00%	-28.63%
- 40%	N/A	-31.00%	-38.63%
- 50%	N/A	-41.00%	-48.63%
- 60%	N/A	-51.00%	-58.63%
- 70%	N/A	-61.00%	-68.63%
- 80%	N/A	-71.00%	-78.63%
- 90%	N/A	-81.00%	-88.63%
- 100%	N/A	-91.00%	-98.63%

U.S. Bancorp

According to publicly available information, U.S. Bancorp (the “Company:”) is a multi-state financial services holding company headquartered in Minneapolis, Minnesota. The Company was incorporated in Delaware in 1929 and operates as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. The Company provides a full range of financial services, including lending and depository services, cash management, foreign exchange and trust and investment management services. It also engages in credit card services, merchant and ATM processing, mortgage banking, insurance, brokerage and leasing.

The Company’s banking subsidiaries are engaged in the general banking business, principally in domestic markets. The subsidiaries provide a wide range of products and services to individuals, businesses, institutional organizations, governmental entities and other financial institutions.

The linked share’s SEC file number is 1-6880.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2003	$25.45	$22.83	$23.66
December 31, 2003	$29.58	$23.70	$29.36
March 31, 2004	$29.70	$26.93	$27.65
June 30, 2004	$28.65	$24.90	$27.56
September 30, 2004	$30.00	$27.42	$28.90
December 31, 2004	$31.65	$27.52	$31.32
March 31, 2005	$31.35	$28.18	$28.82
June 30, 2005	$29.91	$26.80	$29.20
September 30, 2005	$30.91	$27.92	$28.08
December 30, 2005	$31.14	$27.32	$29.89
March 31, 2006	$31.31	$28.99	$30.50
June 30, 2006	$31.89	$30.17	$30.88
September 29, 2006	$33.42	$30.54	$33.22
December 29, 2006	$36.85	$32.97	$36.19
March 30, 2007	$36.84	$34.40	$34.97
June 29, 2007	$35.18	$32.74	$32.95
September 28, 2007	$34.17	$29.22	$32.53
December 31, 2007	$34.21	$30.21	$31.74
March 31, 2008	$35.01	$27.86	$32.36
June 30, 2008	$35.25	$27.78	$27.89
September 30, 2008	$40.00	$20.78	$36.02
December 31, 2008	$37.31	$20.22	$25.01
March 31, 2009	$25.43	$8.07	$14.61
June 30, 2009	$21.79	$13.92	$17.92
August 26, 2009*	$23.49	$16.11	$22.11

*	High, low and closing prices are for the period starting July 1, 2009 and ending August 26, 2009.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: USB

Initial price: $22.11

Protection level: 75.00%

Protection price: $16.58

Physical delivery amount: 45 ($1,000/Initial price)

Fractional shares: 0.228403

Coupon: 9.00% per annum

Maturity: August 30, 2010

Dividend yield: 4.27% per annum

Coupon amount per monthly: $7.50

Table of Hypothetical Values at Maturity

	1-Year Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.00%		104.27%
+ 90%	9.00%		94.27%
+ 80%	9.00%		84.27%
+ 70%	9.00%		74.27%
+ 60%	9.00%		64.27%
+ 50%	9.00%		54.27%
+ 40%	9.00%		44.27%
+ 30%	9.00%		34.27%
+ 20%	9.00%		24.27%
+ 10%	9.00%		14.27%
+ 5%	9.00%		9.27%

0%	9.00%		4.27%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.00%	4.00%	-0.73%
- 10%	9.00%	-1.00%	-5.73%
- 20%	9.00%	-11.00%	-15.73%
- 30%	N/A	-21.00%	-25.73%
- 40%	N/A	-31.00%	-35.73%
- 50%	N/A	-41.00%	-45.73%
- 60%	N/A	-51.00%	-55.73%
- 70%	N/A	-61.00%	-65.73%
- 80%	N/A	-71.00%	-75.73%
- 90%	N/A	-81.00%	-85.73%
- 100%	N/A	-91.00%	-95.73%